DISTRIBUTION AND MANUFACTURING LICENSE AGREEMENT

     This Distribution and Manufacturing License Agreement ("Agreement") is entered into as of the ____________ day of __________, 19___, by and between ASAHI MEDICAL CO., LTD., a JAPANESE corporation ("ASAHI") with an office and place of business at THE IMPERIAL TOWER, 1-1, UCHISAIWAICHO 1-CHOME, CHIYODA-KU, TOKYO 100, JAPAN, and THERMOGENESIS CORPORATION, a DELAWARE corporation, ("THERMO") with an office and place of business at 11431 SUNRISE GOLD CIRCLE, SUITE A, RANCHO CORDOVA, CALIFORNIA, 95742.

                           W I T N E S S E T H:

     WHEREAS, THERMO represents that it owns certain intellectual property rights covering certain inventions relating to the design and manufacture of a freezing and thawing "SYSTEM" for the rapid harvesting of cryoprecipitate from human plasma and has the right to grant the license herein contained;

     WHEREAS, THERMO represents that it has filed Application for Letters Patent of the United States, Serial No. 07789293 - "DEVICE" FOR FRACTIONATING CONSTITUENT COMPONENTS OF A SUBSTANCE USING CRYOPRECIPITATION and Serial No. 08005989 -- FIBRINOGEN PROCESSING APPARATUS METHOD AND "CONTAINER", covering said inventions (The "Patent Applications") and is preparing additional patent application, all of which either have been and/or will be filed in Japan; and

     WHEREAS, ASAHI desires to obtain, and THERMO is willing to grant, the manufacturing and distribution rights for the sterile plastic disposable processing "CONTAINERS" and the distribution rights to the thermodynamic "DEVICE" respecting said inventions;

     NOW, THEREFORE, in consideration of the foregoing and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings hereinafter set forth:

          a. "SYSTEM" shall mean the CryoStat-1 freezing and thawing thermodynamic device and the CP-1 sterile plastic disposable processing container for the rapid harvesting of cryoprecipitate from human plasma that embodies the Intellectual Property Rights of THERMO;

          b. "CONTAINER" shall mean the CP-1 clear, plastic, sterile disposable container, within which the plasma is located during the freeze/thaw cycle caused by the thermodynamic "DEVICE";

          c. "DEVICE" shall mean the CryoStat-1 thermodynamic machine on which the container will be placed which will precisely control and alter the temperature of the container and its contents in order to achieve the separation and collection of the cryoprecipitate;

          d."APPLICATORS" shall mean the CryoSpray or CryoLine applicators for applying the cryoprecipitate, with or without thrombin, to the wound site.

          e."AUTO-CRYO KIT" shall mean the disposable kit which will be reimbursed by the Japanese Ministry of Health and Welfare ("MHW") and will include any drug fee and any material fee which shall include the container, chemicals and applicators.

          f."INTELLECTUAL PROPERTY RIGHTS" means the Patent Applications, the Licensed Patents and the Know-How;

g."KNOW-HOW" shall mean all technical information, secret processes, formulae, designs and data relating to the manufacture of the SYSTEM presently owned by THERMO or acquired by it during the term of this Agreement;

          h. "LICENSED PATENTS" shall mean (i) the Patent Applications and any Letters Patent filed in Japan (including any reissues or extensions thereof) that may issue on any of the Patent Applications and any other Application that at any time while this agreement is in effect shall be filed in Japan as a substitute for, or a division, continuation-in-part of, any of the Patent Applications or with respect to any improvements of the inventions disclosed in any of the Patent Applications and any Letters Patent issued thereon and (ii) any Letters Patent (including any extensions thereof or Patents of Addition relating thereto) filed in Japan that are owned or controlled by THERMO or in which it has any interest, in which case to the extent of such interest, at any time while this Agreement is in effect; and

          i. "NET SELLING PRICE" with respect to the AUTO-CRYO KIT sold by ASAHI or its sublicensees hereunder shall be determined by deducting from the gross amount billed, therefore: (i) transportation and insurance charges or allowances, if any included in such price; (ii) discounts allowed, and commissions paid in lieu of trade discounts (other than commissions paid to seller's employee) in amounts customary in the trade;
(iii) credits and allowances, if any, given or made on account of the return or rejection of AUTO-CRYO KIT previously delivered or retroactive price reductions; (iv) the purchase price paid by ASAHI to THERMO for the APPLICATORS, CONTAINER and any component thereof.

     2.   GRANT OF MANUFACTURING & DISTRIBUTION LICENSE.   Subject to the
terms and conditions hereafter set forth, THERMO hereby grants to ASAHI the following rights with respect to the AUTO-CRYO KIT:

          a. GRANT OF RIGHTS. THERMO grants to ASAHI the right and license, with rights to grant sublicenses as provided below, to manufacture or have manufactured, the AUTO-CRYO KIT in Japan (with the exception of the APPLICATORS) and the unrestricted right to market and distribute the DEVICE, AUTO-CRYO KIT and APPLICATORS in Japan.

          b. SCOPE; TERRITORY. The rights granted herein for manufacture and distribution are exclusive and limited to the geographical country of Japan. At any time following execution of this Agreement, ASAHI may propose to THERMO an agreement (consistent with the terms herein, subject to negotiated pricing) for additional territories that would comprise the
Asian Pacific Rim countries.   Notwithstanding the foregoing, THERMO
further grants to ASAHI a first right of refusal (the "Option") to acquire similar rights in other countries comprising Asian Pacific Rim countries, upon similar terms as provided in this Agreement, subject to negotiation and execution of a definitive agreement, or upon such other terms that are offered by a third party to THERMO for such rights. If ASAHI elects not to enter into such an agreement within sixty (60) days after it is offered by THERMO, such Option for the offered country will lapse, and THERMO will be free to grant such rights to any third party, upon such terms as THERMO deems appropriate in its sole discretion.

          c. TECHNICAL SUPPORT. THERMO shall make available to ASAHI, without charge, all technical and other information in its possession at any time during the term of this Agreement relating to the manufacture of the AUTO-CRYO KIT, including specifications and quality control information (with the exception of the APPLICATORS) and shall from time to time make available to ASAHI the services of such personnel of THERMO as THERMO deems necessary, or as reasonably request by ASAHI, during the period from the date of MHW approval to the date 12 months thereafter in order to assist ASAHI in its efforts to manufacture or have manufactured the AUTO-CRYO KIT.
  When THERMO personnel are in Japan at the request of ASAHI, the living and travel expenses within Japan will be paid by ASAHI and the travel expenses from the U.S. to Japan, and back to the U.S., will be paid by
THERMO.   After the 12 month period, THERMO will make available technical and support assistance, as may be requested by ASAHI, pursuant to THERMO'S then standard rates and charges.

          d. PARTS, SUPPLY AND SUPPORT. THERMO shall use its best efforts to maintain parts and supplies for repair and maintenance of DEVICE and APPLICATORS. THERMO shall use its best efforts to maintain sufficient inventory of parts and supplies for repair and maintenance of DEVICE and APPLICATORS for a period of ten years following termination of this Agreement; provided, however, that ASAHI shall pay THERMO fifty percent (50%) of actual inventory cost for all such parts and supplies stocked following termination, unless ASAHI waives this requirement of parts inventory at the time of termination. To the extent parts and supplies maintained in inventory are not later purchased by ASAHI in an amount equal to the fifty percent (50%) maintenance fee, such fee shall be retained by THERMO to reflect lossses based on inventory maintenance.

          e. ADVERTISING MATERIALS; CLINICAL DATA AND TEST MATERIALS. THERMO shall provide to ASAHI sales, marketing and technical assistance and AUTO-CRYO KIT, DEVICE and APPLICATOR training and support that THERMO deems appropriate to enable ASAHI to Localize (as defined below) the AUTO-CRYO KIT, DEVICE and APPLICATORS and to sell and provide AUTO-CRYO KIT maintenance. THERMO shall provide ASAHI with a reasonable amount of sales literature, advertising materials and point of purchase (i.e., AUTO-CRYO KIT display) materials as may be necessary or appropriate to allow ASAHI to complete Localization and promote and enhance the sales of AUTO-CRYO KIT, DEVICE and APPLICATORS. THERMO shall also provide to ASAHI, when and as available, all test data, clinical trial studies (including FDA application data), and related information available to THERMO without additional effort or cost on THERMO's part, in order to assist ASAHI obtain required governmental approvals.

          f. SUB-LICENSES. ASAHI shall notify THERMO of its intent to enter into any sub-licensing arrangement, consistent with the terms of this Agreement, and THERMO shall have the right to attend and participate in any substantive negotiations with respect to such arrangement. All sub-license agreements must be approved by an officer of THERMO prior to execution or effect, which approval shall not be unreasonably withheld. Any sub-license entered into without compliance with the foregoing approval requirements shall be deemed outside the rights granted under this Agreement and will be treated as void by THERMO.

          g. IMPROVEMENTS. During the term of this Agreement, THERMO shall provide ASAHI with access to improved DEVICE, APPLICATORS, CONTAINER and/or AUTO-CRYO KIT (hereinafter individually or collectively referred to as "Improved Product") if and when available. If ASAHI informs of its intention of obtaining regulatory approval (if necessary) and promotion of the Improved Product it will be considered to be DEVICE, APPLICATORS, CONTAINER or AUTO-CRYO KIT stipulated in Article 1 of this Agreement and to be subject to this Agreement.

     3.   COMPENSATION AND ROYALTY; PAYMENTS.

          a. LICENSE AND DISTRIBUTION FEE. ASAHI shall, within 30 days from execution of this Agreement or June 15, 1996, whichever first occurs, pay a non-refundable manufacturing and distribution license fee to THERMO of $400,000 US by wire transfer.

          b. PURCHASE OF DEVICES, APPLICATORS AND CONTAINERS. ASAHI shall purchase the CryoStat -1 DEVICE and CryoLine and CryoSpray APPLICATORS from THERMO for distribution in Japan at pricing as shown in Exhibit A.

          c. CURRENCY ADJUSTMENT TO EXHIBIT A. All payments due or payable under this Agreement shall in United States Dollars ("USD") based on the exchange rate on the date payment is due. Notwithstanding the foregoing, if the exchange rate rises or falls by more than fifteen percent (15%) from the exchange rate on the date this Agreement is signed, and such rise or fall continues in excess of fifteen percent (15%) for more than ten (10) days, then the parties will meet to negotiate a new price for items listed in Exhibit A.

     d. ROYALTY PAYMENTS. In addition to the aforesaid payment, ASAHI shall pay to THERMO royalties quarterly on the total sales of the AUTO-CRYO KIT equal to the following percentages of the "NET SELLING PRICE":

                            ROYALTY PERCENTAGE
                                    10%

THERMO and ASAHI agree to negotiate a sliding scale for royalty payments based on product sales volume during each royalty period; THERMO and ASAHI will meet to negotiate the proposed amendment within the thirty (30) day period following extension of the Agreement for an additional five (5) years or when ASAHI'S AUTO-CRYO KIT sales exceed 50,000 kits/year, whichever comes earlier.

          e. WRITTEN REPORTS OF ROYALTY. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, commencing with the quarter in which the first commercial sale of the SYSTEM is made, ASAHI shall submit a written report to THERMO setting forth for such quarter the number and location of DEVICES and AUTO-CRYO KITS sold, the aggregate NET SELLING PRICE thereof and the amount of royalty payable with respect thereof. Each such quarterly report shall be accompanied by a wire transfer covering the royalty payable for such quarter, which shall be received by THERMO at the time the report is transmitted.

          f. MAINTENANCE OF RECORDS. ASAHI shall keep, and shall cause its sublicensees to keep, full and true books of account and other records in sufficient detail so that the royalties payable to THERMO hereunder can be properly ascertained. At the request of THERMO, ASAHI shall permit, and shall cause its sublicensees to permit, a certified public accountant selected by THERMO to have access to such books and records as may be necessary to determine, in respect of any quarterly period ending not more than 18 months prior to such request, the correctness of any report or payment under this Agreement. Any such examination shall not be entitled to disclose to THERMO any information relating to the business of ASAHI or any sublicensee except that which should properly be contained in any report hereunder.

        g. RETENTION OF RECORDS; ACCESS TO INFORMATION. ASAHI shall furnish any information which THERMO may reasonably request from time to time to verify record maintenance. All records and documents related to the Licensed
Patents and any royalty due on account of such products shall be kept and maintained by ASAHI for a period of three years following each royalty payment as provided for in this Article 3.

          h. TAXES. Any tax levied under any Japanese Tax Laws that is required to be deducted from any royalty or other consideration payable to
THERMO hereunder shall be paid by ASAHI for the account of THERMO.   Any
tax so paid shall be deducted by ASAHI from the royalties or consideration payable to THERMO hereunder and ASAHI shall provide THERMO with the original copy or certified copy of the official Japanese Government receipt sufficient to enable THERMO to support a claim for credit, in respect of any such taxes so withheld and paid, against United States income taxes.

     4. LOCALIZATION DUTIES OF ASAHI. ASAHI shall provide and coordinate all services necessary to cause the AUTO-CRYO KIT to be appropriately packaged and prepared for sale and marketing throughout Japan in accordance with the language and customs of Japan ("Localized"). Localization shall include, but not be limited to, (i) the appropriate language translations for all materials related to the AUTO-CRYO KIT (ii) the modification of the appearance of packaging materials and (iii) any modifications necessary to comply with Japanese laws and regulations. ASAHI shall not make any claims with respect to the AUTO-CRYO KIT or other THERMO products inconsistent or greater than those set forth in the THERMO marketing guidelines
("Guidelines").   ASAHI shall comply with all Guidelines established by
THERMO and as modified by THERMO from time to time. ASAHI shall not modify any portion, part or component of the AUTO-CRYO KIT without the prior written approval of an officer of THERMO. ASAHI may not modify the trade names or logos of THERMO or its AUTO-CRYO KIT and THERMO may instruct ASAHI from time to time regarding various other aspects of the AUTO-CRYO KIT that may not be altered. Subject to the foregoing, ASAHI shall provide the Localization services set forth in subparagraphs (a) and (b) below:

          a. AUTO-CRYO KIT SPECIFIC MATERIAL. ASAHI shall prepare and submit to THERMO recommendations and suggestions for all modifications necessary or appropriate to Localize the following AUTO-CRYO KIT specific material: (i) The outside packaging materials for the AUTO-CRYO KIT;
(ii) all instruction manuals for the AUTO-CRYO KIT; (iii) all start-up cards, warranty and registration cards, and labels regarding the AUTO-CRYO KIT; and (iv) any promotional material that may be included in promoting the AUTO-CRYO KIT from time to time.

          b. PREPARATION OF LOCALIZED MATERIALS. ASAHI shall be responsible for all costs related to the translation and Localization of the materials described above. ASAHI shall follow the direction of THERMO's in coordinating the Localization process. All modifications proposed by ASAHI must comply with the Guidelines. ASAHI shall timely submit mock-ups and proofs of all proposed Localization materials for approval by THERMO. All original art work provided to THERMO by ASAHI shall be on media of a type and format agreed upon by the parties and accompanied by samples of the finished AUTO-CRYO KIT materials. ASAHI agrees that all films and materials produced are and shall remain the exclusive property of THERMO.

     5. EVALUATION UNITS. Upon the request of a hospital or prospective end-user for the AUTO-CRYO KIT, or proposed sub-distributor, for an evaluation unit of a THERMO AUTO-CRYO KIT, ASAHI promptly shall notify THERMO's sales department of such request in order to allow THERMO to consider the request and, if approved by THERMO, to deliver the evaluation unit on a timely basis. ASAHI shall pay the actual cost for such evaluation unit, based on THERMO's manufacturing cost only, without mark-up or profit. Any such evaluation unit will not be treated as a sale, for purposes of compensation and royalty, and no royalty payment on account of any evaluation unit will be paid by ASAHI. The evaulation unit will be delivered to ASAHI by THERMO upon such terms as THERMO may determine, in its sole discretion.

     6. WARRANTY AND LIABILITY. The warranty for THERMO's DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT, purchased under this Agreement shall be as provided below:

          a.  SPECIFIC WARRANTIES.  THERMO warrants that:

          1) TITLE. The title to the DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT, when conveyed to ASAHI, shall be good and their transfer rightful except in circumstances where (a) ASAHI has reason to know that THERMO does not claim title, or (b) an agreement between the parties otherwise provides; and they shall be delivered free from any security interest or other lien or encumbrance except as otherwise expressly agreed upon by ASAHI;

          2) WORKMANSHIP. The DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT shall, upon the tender of delivery, be free from defects in (a) the composition or substance of materials and (b) in THERMO's workmanship or in materials arising from THERMO's workmanship;

          3) CONFORMITY. THERMO shall provide ASAHI with written specifications (the "Product Specifications"). THERMO warrants that the DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT manufactured by THERMO shall, upon tender of delivery, conform to all applicable specifications and drawings which are a part of any contractual documents which incorporate this clause and to any express representations or descriptions contained in such contractual documents. THERMO warrants that the System, when operated in accordance with the design specifications and engineering specifications established by THERMO from time to time, will harvest the fibrinogen rich cryoprecipitate through freezing and thawing plasma from a plasma donor during the thirty (30) days following installation of the System, normal wear and tear of operating the System excepted. Notwithstanding the foregoing, THERMO does not warrant the result of various possible uses or purpose for the system, or warrant that the System is fit or intended for any particular use or intended purpose.

          b. NOTICE; BREACH OF WARRANTY; REMEDY. Upon notice from ASAHI to THERMO of a breach of the Warranty in Article 6 (a)(1), above THERMO shall promptly secure removal of any encumbrance on the title. Except as set forth below, ASAHI's remedy for a breach of the warranties set forth in
Article 6 (a)(2) and 6 (a)(3) above, and THERMO's obligation and liability therefor, are expressly limited to the repair, rework or replacement of any non-conforming materials, or parts, or components thereof, not including, however, any costs occasioned by the removal or reinstallation of such materials, parts or components. At THERMO's request, ASAHI shall return any such non-conforming DEVICE, CONTAINER, APPLICATORS and/or AUTO-CRYO KIT to THERMO at its manufacturing facility in Rancho Cordova, CA, USA, at THERMO's expense. Replacement or repaired or reworked supplies shall be returned to ASAHI at THERMO's expense. THERMO's obligation hereunder is limited to defects becoming apparent within the period of twelve (12) months from the date of delivery or installation of the DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT and is conditioned upon receipt by THERMO, promptly after such defect becomes apparent, but in no event later than fifteen (15) days following expiration of such period, of written notification stating such particulars as may reasonably be necessary to notify THERMO of the nature of the asserted non-conformance. DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT or parts or components thereof repaired, reworked, or furnished in replacement pursuant to this subparagraph shall, upon installation or delivery to ASAHI, also be subject to the provisions of this clause to the same extent as DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT initially delivered or installed.

          c. SOLE REMEDY. These warranties and ASAHI's remedies thereunder are solely for the benefit of the ASAHI and shall not, without the written consent of THERMO, be extended or construed to extend to any other person whatsoever. This paragraph sets forth the entire agreement of the parties with respect to warranties for the DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT and the remedy for their breach.

          d. AGREEMENT ON WARRANTIES. THERMO and ASAHI agree that Article 6 has been the subject of discussion and is fully understood by the parties, and that the express warranties, the limitation of ASAHI's remedies, the exclusion of and waiver by ASAHI of all other warranties, remedies and damages, all as set forth in this paragraph, are in consideration of the price of the DEVICE, CONTAINER, APPLICATORS and AUTO-CRYO KIT and the other mutual agreements of the parties set forth in any contractual documents which incorporate this clause; provided, however, that this provision shall not apply in case of product liability and the provision for indemnification found in Article 11.

          e. EXCLUSIVITY OF WARRANTIES. THERMO'S WARRANTIES, AS SET FORTH IN THIS CLAUSE, ARE EXCLUSIVE AND ARE IN LIEU OF AND ASAHI HEREBY WAIVES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

     f. LIMITATION ON OBLIGATIONS OF THERMO; RELEASE BY ASAHI. The obligations and liabilities undertaken in subparagraph b) above are expressly agreed to be the sole obligations and liabilities of THERMO in the event of a breach of the express warranties other than the warranty of title made by THERMO in subparagraph a) above. ASAHI waives, releases and renounces all other rights, claims, and remedies against THERMO with respect to direct damage and with respect to loss of use or other secondary or consequential damage, however, occasioned.

         g. LIMITATION ON LIABILITY. In no event shall THERMO's liability under this Article 6 exceed, in the aggregate, the amount of $300,000 U.S. (three hundred thousand U.S. dollars), which amount shall be the maximum amount of THERMO's liability.

     7. DEFECT RETURNS AND CREDITS. Upon receipt of a request from a purchaser and end-user for a return, ASAHI shall obtain all appropriate information and submit to THERMO in writing a request for a returned AUTO-CRYO KIT, DEVICE, or APPLICATOR authorization ("RAN") number. The RAN request shall describe the AUTO-CRYO KIT, DEVICE or APPLICATOR, the reason for the return and date of purchase of the AUTO-CRYO KIT, DEVICE or APPLICATOR to be returned. Upon receipt from THERMO of an RAN number, ASAHI shall provide the purchaser/end-user with the RAN number and instruct them to ship the AUTO-CRYO KIT to (i) ASAHI's warehouse or (ii) to THERMO,
as determined by THERMO when a RAN number is assigned and issued.   ASAHI's
warehouse shall be adequately insured against theft, damage or loss of THERMO's materials and products stored therein. THERMO shall be listed as a named insured on such insurance policies. ASAHI shall properly maintain the warehouse and shall provide security. The cost of such warehouse shall be borne by ASAHI. Upon receipt of the AUTO-CRYO KIT, DEVICE, or APPLICATOR, ASAHI shall inspect the item and report to THERMO any discrepancies, identifying the RAN number.

          a. ACCOMMODATION. ASAHI shall assist THERMO in accommodating all AUTO-CRYO KITS, DEVICES and APPLICATORS returned by purchasers/end-users for repair or replacement for noncompliance with specifications or warranties, repackaging or for any other reason.

          b.INSPECTION AND TESTING.   At ASAHI's cost, ASAHI also shall
perform a detailed inspection and verification test of the AUTO-CRYO KIT, DEVICE or APPLICATOR as set forth in THERMO's instructions for the AUTO-CRYO KIT, DEVICE or APPLICATOR inspections guidelines provided to ASAHI by THERMO (as modified from time to time). Following inspection, ASAHI shall report to THERMO the results of such inspection. If any AUTO-CRYO KIT, DEVICE or APPLICATOR is categorized as defective, a replacement unit in accordance with THERMO's replacement policies as then in effect will be shipped. If the defective unit can be fixed at ASAHI's warehouse by replacement of a part, ASAHI shall replace the defective part or request from THERMO the necessary replacement part and then replace the part, repackage the unit, as necessary in accordance with packaging policies and procedures, notify THERMO and store the unit in ASAHI's warehouse pending THERMO's instructions that the unit may be distributed. If a previously distributed unit requires replacement pursuant to THERMO's replacement policies then in effect, ASAHI shall return the unit to THERMO for repair at THERMO's expense, and THERMO will return the repaired unit or a replacement unit in the case of the DEVICE or APPLICATOR. If the unit does not require repair or replacement, ASAHI shall repackage the unit, notify THERMO and store the unit in ASAHI's warehouse pending THERMO's shipping
instructions.   Upon receipt of shipping instructions, ASAHI shall ship the unit and components to the location specified and provide THERMO with copies of all shipping documents.

          c.WARRANTY AND SERVICE RETURNS BY END-USERS.   Upon receipt of a
returned AUTO-CRYO KIT, DEVICE, or APPLICATOR from a purchaser or an end user for warranty repair or replacement, ASAHI shall issue an RAC number to the end user. ASAHI shall forthwith inspect and test the returned AUTO-CRYO KIT received and determine whether each AUTO-CRYO KIT requires repair or replacement, and submit a report of the inspection and test results to THERMO. Certain basic repairs identified by THERMO FROM TIME TO TIME shall be completed by ASAHI and ASAHI shall maintain adequate supplies to complete such basic repairs. At THERMO's request, based on disclosed problems, malfunctioning AUTO-CRYO KITS, DEVICES and APPLICATORS shall be returned to THERMO, at THERMO's expense, or destroyed if so instructed by THERMO. ASAHI shall promptly ship a replacement AUTO-CRYO KIT, DEVICE or APPLICATOR to the end user, at ASAHI's expense. ASAHI shall repackage and store in its warehouse all returned AUTO-CRYO KITS that are not defective or that ASAHI repairs as provided above. ASAHI shall maintain adequate inventory at its warehouse to replace such AUTO-CRYO KITS returned by purchasers or end users.

     8. PROSECUTION AND MAINTENANCE OF LICENSED PATENTS. To the extent it has not done so, THERMO, through its own patent attorney and at its own cost and expense, shall cause to be filed and prosecuted the existing PATENT APPLICATIONS and all future PATENT APPLICATIONS which lend protection to the SYSTEM in Japan. THERMO agrees to exercise all reasonable efforts to cause such Applications to be prosecuted and all Licensed Patents issued in respect thereof to be maintained in such manner
that the best possible patent protection may be obtained thereon.   In the
event that THERMO fails to take action in Japan pursuant to ASAHI's reasonable request, ASAHI may, on behalf and in the name of THERMO but at ASAHI's own cost and expense and through patent attorneys designated by it, cause to be filed and/or prosecute Applications for Letters Patent, and cause to be maintained all Licensed Patents, in Japan, in which case ASAHI shall be entitled to take as a credit against any royalty payments that are or become due as a result of sales of AUTO-CRYO KITS or DEVICES in Japan amounts equal to the reasonable out-of-pocket expenses and cost incurred by ASAHI in connection with the filing, prosecution and/or maintenance of any Application or Licensed Patent in Japan.

     9. PATENT INDEMNIFICATION. THERMO agrees to defend any and all actions and suits alleging that the AUTO-CRYO KIT AND THE SYSTEM embodying the Intellectual Property Rights infringe any patent issued OR PUBLISHED to any third party prior to the date of this Agreement that may at any time be brought against ASAHI or its sublicensees or any of its or their customers and to pay all costs and expenses incurred and to satisfy all judgments and decrees against the defendant or defendants in such actions or suits and to hold ASAHI harmless and its sublicensees and its and their customers harmless from all loss, damage, expense and liability on account of any such infringement; provided that THERMO shall have prompt notice of the commencement of any such action or suit and full opportunity to defend the same. ASAHI or its sublicensees or its or their customers, as the case may be, shall be entitled at their expense to participate in the defense of any such action or suit through counsel selected by them.

     10. INFRINGEMENT OF LICENSED PATENTS. In the event that either party shall become aware that any Licensed Patent is being infringed by a third party, such party shall notify the other of the facts in respect thereof. Should THERMO bring suit against such infringer, such suit will be at THERMO's own expense. Any award for damages and costs recovered by THERMO as a result of such suit shall be divided between ASAHI and THERMO in proportion to their expenses incurred after deducting therefrom costs and expenses incurred by ASAHI and THERMO in connection therewith. In any such suit, ASAHI shall have the right to be represented by counsel of its own selection at its own expense. In the event ASAHI deems that a patent herein licensed is being or has been infringed by a third party and THERMO does not file suit or resolve the matter within a period of 90 days after notice from ASAHI, then and in such event ASAHI shall have the right to join THERMO in the event THERMO is determined to be an indispensable party. In any such suit brought by ASAHI, THERMO shall have the right to be represented by counsel of its selection at its expense. ASAHI may register the license granted herein with the Japanese Patent Office in order that ASAHI may enforce its rights granted hereunder against any infringer of the THERMO patents, subject to the terms of this Agreement, the cost of which registration shall be paid by ASAHI. THERMO shall cooperate with ASAHI'S efforts to register the license and ASAHI will take the necessary procedures to cancel the registration upon termination of the Agreement, which cancellation shall also be made at ASAHI'S expense.

     11.  INDEMNIFICATION.

          a. INDEMNIFICATION BY THERMO. THERMO agrees to reimburse and indemnify ASAHI from and within THERMO's product liability insurance policy only for all liabilities which arise from the sale or use of the System and which are caused solely or in part by a breach of THERMO's warranties for the Device and/or Applicator stated in Article 6(a)(2) and 6(a)(3) of this Agreement. Each party shall work to minimise damages that may arise under this Article, in accordance with the terms of this Agreement; provided, however, that THERMO's reimbursement and indemnification shall be proportional to its breach in comparison to liability attributed to or
arising from acts or conduct of ASAHI.   If any court or tribunal of
competent jurisdiction does not make any finding of apportionment or contribution, then such determination shall be mutally agreed upon by ASAHI and THERMO, or submitted to mutual binding arbitration as provided in
Article 26 of this Agreement.

          b. INDEMNIFICATION BY ASAHI. ASAHI agrees to indemnify and hold harmless THERMO, each of its officers, directors, agents and employees, against losses, claims, damages or liabilities, joint or several, to which THERMO or its officers, directors, agents and employees may become subject to insofar as such losses, claims, damages or liabilities (or any action or claim in respect thereof) arise out of, or are based upon, any act or omission of ASAHI in the manufacture, marketing, distribution or use of the SYSTEM and any component thereof; provided, however, that ASAHI's reimbursement and indemnification shall be proportional to its acts, conduct or omissions in comparison to any fault or liability attributed to
or arising from acts or conduct of THERMO.   If any court or tribunal of
competent jurisdiction does not make any finding of apportionment or contribution, then such determination shall be mutally agreed upon by ASAHI and THERMO, or submitted to mutual binding arbitration as provided in
Article 27 of this Agreement.

          c.NOTICE OF INDEMNIFIABLE EVENT. Promptly after receipt by an indemnified party under this Article 11 of the commencement of any action or threat of action, such indemnified party shall, if a claim with respect to such action or threat of action is to be made against an indemnifying party under this Article 11, notify the indemnifying party of the action or claim. Upon the receipt of such notice, the indemnifying party shall assume the defense of the action or claim, including employment of counsel and payment of expenses; provided, however, that the indemnifying party shall not be liable for the settlement or compromise of any claim or action if it has not first consented to such settlement or compromise. The indemnified party may, at its election and cost, join in the defense of such action. Notwithstanding the foregoing, if both parties are named as defendants in any action actually commenced or immediately threatened, the parties shall cooperate in coordination of any defense, including selection of counsel, and all costs of counsel shall be paid jointly until such time as a finding of contribution or attribution of fault, if any, is made.

          d. PRODUCT LIABILITY INSURANCE. Each party shall be responsible for maintaining product liability insurance coverage. Upon written request, the parties shall provide to each other a specimen copy of all such insurance maintained in connection with the manufacture, marketing, distribution and use of the SYSTEM and any component part thereof.

          e. RECALLS. In the event that one party knows or has reason to know of problems with the DEVICE, APPLICATOR OR CONTAINER which may require ASAHI or THERMO to recall such product from the market for any reaon, such party shall notify the other party immediately and prior to effecting any such recall, except as may be mandated by any governmental or regulatory order. The parties shall cooperate and work together to effect any required recall to minimize damage, including adverse publicity. The parties shall cooperate, at their own expense, in effecting any such recall, subject to credit for return and defective products as provided for in this Agreement, and shall agree to adjust or share such costs after the recall is completed or submit the matter to arbitration as provided for in
Article 27 of this Agreement.

     12.  REGULATORY APPROVALS.

          a. ASAHI shall be responsible for, and shall bear the cost of obtaining requisite government approvals to manufacture and market SYSTEMS in Japan. THERMO shall provide assistance as provided above.

          b. ASAHI agrees that it shall conform to the good manufacturing practice and performance standards and other requirements of the Japanese Authorities that are applicable to the manufacture and distribution of products covered by this Agreement in Japan. ASAHI will deliver to THERMO the following information and corroborative data on their manufacturing and testing of the AUTO-CRYO KIT:
                    <circle>Materials used in the AUTO-CRYO KIT
                    <circle>Biocompatibility testing that is in compliance
                            with Tripartite Guidance
                    <circle>Labeling
                    <circle>Intended Use
                    <circle>Characterization of the Cryoprecipitate
                    <circle>Sterilization Data

     13. ASAHI MARKETING EFFORT. ASAHI agrees to proceed with diligence and use its reasonable efforts to develop manufacturing capability for the AUTO-CRYO KIT and to commercialize and market the SYSTEM in Japan. In this connection, ASAHI agrees that, within 90 days from the execution of this contract, ASAHI will present to THERMO a comprehensive marketing plan incorporating the elements set forth in Exhibit A and Exhibit B annexed hereto but with such modifications that ASAHI deems are appropriate in light of the circumstances and consistent with the undertaking contained in the preceding sentence. Such marketing plan shall identify the marketing strategies and resources committed to the development of the Japanese market for the SYSTEM. ASAHI also agrees that it will:

          a. Advise THERMO on a quarterly basis of the progress toward established sales goals and next period goals for the SYSTEM. THERMO agrees that this information is confidential to ASAHI and that THERMO and its employees will not disclose it to others.

          b. Designate a domestic marketing manager, employed by ASAHI, who will assume responsibility for the SYSTEM and the implementation of the marketing plan therefore.

          c. Prepare sales and technical literature and other information for product promotion and surgeon use of the SYSTEM in patient applications. THERMO shall assist in assuring technical accuracy of all such information. THERMO will provide, to the extent available, accumulated materials relative to its products, competitor*s products, and plasma component technology in general.

     14. SELL BACK OF THE AUTO-CRYO KIT. ASAHI agrees, upon terms and other standard conditions to be agreed upon by the parties, to sell the AUTO-CRYO KIT or any component of the kit to THERMO at a price which is equivalent to ASAHI'S purchasing price from its vendor plus ten percent (10%).

     15.  TERM AND TERMINATION.

          a. This Agreement, unless terminated or canceled as otherwise provided herein, shall remain in full force and effect for an initial term from the effective date hereof to the date five (5) years after the availability date of the System to ASAHI. ASAHI shall have the option to renew this Agreement for successive five-year terms upon written notice to THERMO mailed at least 90 days prior to the expiration of the initial term and each subsequent renewal term; provided, however, that ASAHI shall have no right to renew this Agreement in the event that either party hereto has exercised a right of termination or cancellation hereunder.

          b. THERMO shall have the right to terminate the Agreement in the event that ASAHI's total sales fall more than 25% less than the sales projections in Exhibit B, or that ASAHI fails to fulfill its obligations in Sections 3, 13 and 14 of this Agreement. For the purpose of the sales projection in Exhibit B, Year 1 is defined as a year from the date of reimbursement approval on the AUTO-CRYO KIT by the MHW. The sales projection for Years 2 through 5 shall be reviewed and agreed upon by the parties within six (6) months prior to the end of each subsequent year.

          c. ASAHI may terminate this Agreement upon the failure of THERMO to fulfill its obligations under Sections 2, 4, 5 and 6 of this Agreement.

          d. In the event that ASAHI shall at any time fail to make payments, render reports, or otherwise abide by the conditions herein provided, THERMO shall have the right to notify ASAHI of such default and that THERMO intends to terminate this Agreement unless such default is corrected. unless such default shall be corrected by ASAHI within 90 days from the receipt by it of such notice, then, and in such event, this Agreement and the license and right granted by it shall thereupon automatically terminate.

          e. In the event that ASAHI shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for the property or estate of ASAHI, or ASAHI makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of ASAHI or otherwise, this Agreement and the license and rights granted hereby thereby automatically terminate.

      f. In the event that THERMO shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for the property or estate of THERMO, or THERMO makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of THERMO or otherwise, this Agreement and the license and rights granted hereby thereby may be terminated by ASAHI.

          g. The termination of this Agreement for any reason shall be without prejudice to THERMO's right to receive all payments accrued and unpaid at the effective date of such termination pursuant to the provisions of Article 3 hereof as to periods prior to termination and to the remedy of either party hereto in respect of any previous breach of any of the covenants herein contained.

          h. Upon termination of this Agreement, ASAHI shall have no right to manufacture or have manufactured and market the SYSTEMS except that ASAHI may dispose of inventory on hand. The termination of this Agreement for any reason shall not, however, terminate or affect any sublicense therefore granted by ASAHI pursuant to the provisions of Article 2 hereof (except to the extent any such sublicense shall have been granted on terms providing for its termination with any termination of ASAHI's rights hereunder) and ASAHI shall, upon termination of this Agreement, assign to THERMO all of ASAHI's rights and obligations in and under such sublicenses and THERMO shall assume the same.

   16. EFFECT OF TERMINATION. Upon termination of this Agreement for any reason, all royalty obligations shall cease to accrue except for the disposition of the inventory in hand, and the parties understand and agree to the following:

       a. ASAHI shall immediately discontinue all activities relating to the System, Container, Device, Applicators, Auto-Cryo Kit and the Licensed Patents, except that those activities pertaining to sublicenses granted by ASAHI under this Agreement may continue in effect upon THERMO'S written consent.

   b. The provisions of Sections 8, 9, 14, 15, 17 and 18 shall survive any such termination.

     c. All monies owed by ASAHI to THERMO shall become immediately due and payable notwithstanding any credit terms that may previously have been made available, and Licensee's obligation to make such payments shall survive the termination of this Agreement.

     17. NON-CIRCUMVENTION OF RIGHTS. ASAHI acknowledges THERMO's proprietary ownership in the SYSTEM, AUTO-CRYO KIT, LICENSED PATENTS, INTELLECTUAL PROPERTY RIGHTS, and KNOW HOW, and represents and warrants that it will not take any action that will circumvent such ownership, or lessen the worth of such ownership. ASAHI further represents, warrants, and agrees that is shall not take any action, directly or indirectly, which would challenge the validity of the Licensed Patents or THERMO's ownership therein.

     18. TITLE, PROPRIETARY RIGHTS, TRADE SECRETS AND COPYRIGHTS. The SYSTEM, AUTO-CRYO KIT, DEVICE, LICENSED PATENTS, and KNOW HOW, including any copyright, patent, and other intellectual rights therein, are and shall at all times remain the property of THERMO, including any derivative products developed or conceived by ASAHI during the term of this Agreement. ASAHI agrees to deliver all derivative works, if any, to THERMO as soon as practicable, and further agrees to execute such additional documentation as may reasonably be required to insure ownership remains with THERMO.

     19. UNFORESEEN OCCURRENCES. Neither party to this Agreement shall be liable for any delay or failure of performance that is the result of any happening or event that could not reasonably have been avoided or that is otherwise beyond its control. Such happenings or events shall include, but not be limited to: fire, flood, explosion, action of the elements, inability to obtain or shortage of material, equipment or transportation, governmental orders, regulations, restrictions, priorities or rationing, acts of God, accidents and strikes, lockouts or other labor trouble or shortage.

     20. CONFIDENTIALITY. During the term of this Agreement, including any renewals under Article 15(a) and for a period of five (5) years thereafter or for ten (10) years after the effective date hereof, whichever is longer, each party agrees that the technology constituting the Intellectual Property Rights and any information that comes into its possession as a result of this Agreement about the business of the other that is not generally available to the public shall be kept confidential except to the extent necessary for the commercialization of the SYSTEMS. Public disclosure of the existence of this Agreement shall be determined by the legal disclosure requirements of the securities laws governing either THERMO or ASAHI.

     21. NOTICES. All notices and consents hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by one-day courier service or by facsimile transmission (provided a copy is sent by one-day courier service) to the respective address of facsimile number provided below or to such other address or facsimile number as either party shall designate by written notice to the other in such manner:
             If to ASAHI:                     If to THERMO:
             Mr. Kunio Ohno                   Philip H. Coelho
             Asahi Medical Co., Ltd.          ThermoGenesis Corporation
             The Imperial Tower               11431 - A Sunrise Gold Circle
             1-1, Uchisaiwaicho 1-Chome       Rancho Cordova, CA   95742-6511
             Chiyoda-ku, Tokyo 100, Japan     Phone: (916) 638-8357
             Phone: 03-3507-2610              Fax: (916) 635-5802
             Fax: 03-3507-2492

     22. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees; provided, however, that neither of the parties hereto may assign or transfer its rights or obligations hereunder without the prior written consent of the other party hereto.

     23. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter contained herein, whether oral or written (with the exception of the confidential disclosure agreement signed by ASAHI and THERMO on April 17, 1996 (Exhibit C) and no amendment of this Agreement shall be valid and binding upon the parties unless made in writing and signed on behalf of each of such parties by their respective authorized officers.

     24. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

     25. SEVERABILITY OF PROVISIONS. If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     26. WAIVER OF DEFAULT. The waiver of any default under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default.

     27. FORUM AND JURISDICTION OF DISPUTES. In the event of any dispute arising in connection with this Agreement, the parties will endeavor to negotiate a mutually satisfactory solution. If such solution cannot be reached, the dispute shall, at either party's advance written demand, be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce. THERMO and ASAHI shall each appoint one arbitrator and these two arbitrators shall appoint the third. If the two arbitrators cannot agree on the third arbitrator, he shall then be appointed in accordance with such Rules. The arbitration shall take place: i) in Sacramento, California, if the arbitration is demanded by ASAHI; or ii) in Tokyo, Japan, if the arbitration is demanded by THERMO. The arbitration shall be held in the English language.


     IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

ASAHI                              THERMO
By:    ___________________________ By:     ___________________________

Title: ___________________________ Title:  ___________________________

Date: ___________________________  Date:  ___________________________

                                 EXHIBIT A



                            DISTRIBUTOR PRICING



     ITEM                   PRICE US              QTY.


   CRYOSTAT-1                  $18,000             1-11
                               $16,000            12-24
                               $15,000              25+


CRYOSPRAY APPLICATOR        TBA                   TBA


 CRYOLINE APPLICATOR        TBA                   TBA

                                 EXHIBIT B



                          ASAHI SALES PROJECTIONS



          TERM                               SALES

          YEAR 1                        TO BE NEGOTIATED

          YEAR 2                                "

          YEAR 3                                "

          YEAR 4                                "

          YEAR 5                                "

                                 EXHIBIT C
                  CONFIDENTIAL NON-DISCLOSURE AGREEMENT